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                                                                    Exhibit 23.1

                          INDEPENDENT AUDITORS' CONSENT

The Shareholders and the Board of Directors
Winn-Dixie Stores, Inc.:

We consent to the incorporation by reference in the Registration Statement No. 333-52874 on Form S-3 and Nos. 33-42278, 33-50039 and 333-105779 on Form S-8 of
Winn-Dixie Stores, Inc. of our reports dated August 6, 2003, relating to the consolidated balance sheets of Winn-Dixie Stores Inc. and subsidiaries as of June 25, 2003 and June 26, 2002 and the related consolidated statements of operations, shareholders' equity, and cash flows and related consolidated financial statement schedule for each of the years ended June 25, 2003, June 26, 2002 and June 27, 2001, which reports appear in the June 25, 2003 Annual Report on Form 10-K of Winn-Dixie Stores, Inc.

                                                                        KPMG LLP


Jacksonville, Florida
August 6, 2003